Exhibit 99.1
ATTRIBUTED FINANCIAL INFORMATION
Unless otherwise defined herein, the capitalized terms used herein are defined in the notes to our March 31, 2016 condensed consolidated financial statements included in this Quarterly Report on Form 10-Q (our March 31, 2016 Quarterly Report). The financial information presented herein should be read in conjunction with the financial information and related discussion and analysis included in our March 31, 2016 Quarterly Report and our 2015 Annual Report on Form 10-K. In the following text, the terms “we,” “our,” “our company” and “us” may refer, as the context requires, to Liberty Global or collectively to Liberty Global and its subsidiaries.
The following tables present our assets, liabilities, revenue, expenses and cash flows that are intended to track and reflect the separate economic performance of the businesses and assets attributed to (i) the Liberty Global Group and (ii) the LiLAC Group. For additional information regarding our tracking shares, see note 1 to our March 31, 2016 condensed consolidated financial statements included in our March 31, 2016 Quarterly Report.
The attributed financial information presented herein has been prepared assuming the attribution of net assets to the Liberty Global Group and the LiLAC Group had been completed as of January 1, 2015. However, this attribution of historical financial information does not necessarily represent the actual results and balances that would have occurred if such attribution had actually been in place during the periods presented.

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$684.9	$295.6	$—	$980.5
Trade receivables, net	1,401.8	92.0	—	1,493.8
Derivative instruments	507.7	7.3	—	515.0
Prepaid expenses	247.7	17.1	—	264.8
Other current assets	282.5	41.8	(9.4)	314.9
Total current assets	3,124.6	453.8	(9.4)	3,569.0
Investments	2,583.9	—	—	2,583.9
Property and equipment, net	21,891.4	895.9	—	22,787.3
Goodwill	27,232.4	798.0	—	28,030.4
Intangible assets subject to amortization, net	7,256.1	113.6	—	7,369.7
Other assets, net (note 4)	4,519.8	999.7	(8.3)	5,511.2
Total assets	$66,608.2	$3,261.0	$(17.7)	$69,851.5

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$905.1	$65.9	$—	$971.0
Deferred revenue and advance payments from subscribers and others	1,482.5	49.1	—	1,531.6
Current portion of debt and capital lease obligations	3,239.6	0.7	—	3,240.3
Derivative instruments	630.7	17.1	—	647.8
Accrued interest	569.8	47.5	—	617.3
Accrued income taxes	447.4	41.0	—	488.4
Accrued capital expenditures	390.8	36.5	—	427.3
Other accrued and current liabilities	2,056.5	198.3	(9.4)	2,245.4
Total current liabilities	9,722.4	456.1	(9.4)	10,169.1
Long-term debt and capital lease obligations (note 4)	43,539.9	2,300.2	(8.3)	45,831.8
Other long-term liabilities	3,982.4	290.2	—	4,272.6
Total liabilities	57,244.7	3,046.5	(17.7)	60,273.5
Equity attributable to Liberty Global shareholders (note 4)	9,906.1	151.4	—	10,057.5
Noncontrolling interests	(542.6)	63.1	—	(479.5)
Total equity	9,363.5	214.5	—	9,578.0
Total liabilities and equity	$66,608.2	$3,261.0	$(17.7)	$69,851.5

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$707.6	$274.5	$—	$982.1
Trade receivables, net	1,376.2	91.5	—	1,467.7
Derivative instruments	405.9	16.0	—	421.9
Prepaid expenses	132.0	12.2	—	144.2
Other current assets	305.7	44.8	(9.0)	341.5
Total current assets	2,927.4	439.0	(9.0)	3,357.4
Investments	2,839.6	—	—	2,839.6
Property and equipment, net	20,840.5	843.5	—	21,684.0
Goodwill	26,244.8	775.6	—	27,020.4
Intangible assets subject to amortization, net	6,975.1	117.4	—	7,092.5
Other assets, net (note 4)	4,504.1	1,062.6	(1.6)	5,565.1
Total assets	$64,331.5	$3,238.1	$(10.6)	$67,559.0

LIBERTY GLOBAL PLC
ATTRIBUTED BALANCE SHEET INFORMATION — (Continued)
December 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$995.9	$54.2	$—	$1,050.1
Deferred revenue and advance payments from subscribers and others	1,347.7	45.8	—	1,393.5
Current portion of debt and capital lease obligations	2,537.1	0.8	—	2,537.9
Derivative instruments	346.3	—	—	346.3
Accrued interest	776.5	56.3	—	832.8
Accrued income taxes	445.6	37.9	—	483.5
Accrued capital expenditures	418.5	23.3	—	441.8
Other accrued and current liabilities	1,899.7	181.3	(9.0)	2,072.0
Total current liabilities	8,767.3	399.6	(9.0)	9,157.9
Long-term debt and capital lease obligations (note 4)	41,907.7	2,304.6	(1.1)	44,211.2
Other long-term liabilities	3,751.9	264.2	(0.5)	4,015.6
Total liabilities	54,426.9	2,968.4	(10.6)	57,384.7
Equity attributable to Liberty Global shareholders	10,446.0	206.4	—	10,652.4
Noncontrolling interests	(541.4)	63.3	—	(478.1)
Total equity	9,904.6	269.7	—	10,174.3
Total liabilities and equity	$64,331.5	$3,238.1	$(10.6)	$67,559.0

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,284.1	$303.9	$—	$4,588.0
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,590.8	134.3	—	1,725.1
SG&A (including share-based compensation)	766.9	49.5	—	816.4
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	1,383.2	52.3	—	1,435.5
Impairment, restructuring and other operating items, net	18.7	5.7	—	24.4
	3,757.5	243.9	—	4,001.4
Operating income	526.6	60.0	—	586.6
Non-operating income (expense):
Interest expense	(565.2)	(54.1)	—	(619.3)
Realized and unrealized losses on derivative instruments, net	(364.0)	(144.7)	—	(508.7)
Foreign currency transaction gains, net	251.4	87.6	—	339.0
Realized and unrealized losses due to changes in fair values of certain investments, net	(268.2)	—	—	(268.2)
Losses on debt modification and extinguishment, net	(4.3)	—	—	(4.3)
Other income, net	53.0	0.3	—	53.3
	(897.3)	(110.9)	—	(1,008.2)
Loss before income taxes	(370.7)	(50.9)	—	(421.6)
Income tax benefit (note 2)	36.9	12.0	—	48.9
Net loss	(333.8)	(38.9)	—	(372.7)
Net loss attributable to noncontrolling interests	3.2	0.4	—	3.6
Net loss attributable to Liberty Global shareholders	$(330.6)	$(38.5)	$—	$(369.1)

Net loss	$(333.8)	$(38.9)	$—	$(372.7)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	25.1	(8.5)	—	16.6
Reclassification adjustments included in net loss	(0.7)	—	—	(0.7)
Other	0.4	(3.3)	—	(2.9)
Other comprehensive earnings (loss)	24.8	(11.8)	—	13.0
Comprehensive loss	(309.0)	(50.7)	—	(359.7)
Comprehensive loss attributable to noncontrolling interests	3.2	0.4	—	3.6
Comprehensive loss attributable to Liberty Global shareholders	$(305.8)	$(50.3)	$—	$(356.1)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF OPERATIONS AND COMPREHENSIVE EARNINGS (LOSS) INFORMATION
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions

Revenue	$4,229.1	$287.8	$—	$4,516.9
Operating costs and expenses (note 3):
Operating (other than depreciation and amortization) (including share-based compensation)	1,559.7	128.8	—	1,688.5
SG&A (including share-based compensation)	752.8	49.7	—	802.5
Depreciation and amortization	1,399.2	52.2	—	1,451.4
Impairment, restructuring and other operating items, net	11.9	5.1	—	17.0
	3,723.6	235.8	—	3,959.4
Operating income	505.5	52.0	—	557.5
Non-operating income (expense):
Interest expense	(577.6)	(38.5)	0.2	(615.9)
Realized and unrealized gains on derivative instruments, net	539.1	79.4	—	618.5
Foreign currency transaction losses, net	(993.2)	(42.4)	—	(1,035.6)
Realized and unrealized gains due to changes in fair values of certain investments, net	151.4	—	—	151.4
Losses on debt modification and extinguishment, net	(274.5)	—	—	(274.5)
Other expense, net	(0.6)	(0.2)	(0.2)	(1.0)
	(1,155.4)	(1.7)	—	(1,157.1)
Earnings (loss) before income taxes	(649.9)	50.3	—	(599.6)
Income tax benefit (expense) (note 2)	93.8	(15.9)	—	77.9
Net earnings (loss)	(556.1)	34.4	—	(521.7)
Net earnings attributable to noncontrolling interests	(14.0)	(1.8)	—	(15.8)
Net earnings (loss) attributable to Liberty Global shareholders	$(570.1)	$32.6	$—	$(537.5)

Net earnings (loss)	$(556.1)	$34.4	$—	$(521.7)
Other comprehensive earnings (loss), net of taxes:
Foreign currency translation adjustments	(698.6)	7.5	—	(691.1)
Reclassification adjustments included in net earnings (loss)	0.1	—	—	0.1
Other	(1.5)	—	—	(1.5)
Other comprehensive earnings (loss)	(700.0)	7.5	—	(692.5)
Comprehensive earnings (loss)	(1,256.1)	41.9	—	(1,214.2)
Comprehensive earnings attributable to noncontrolling interests	(14.1)	(1.8)	—	(15.9)
Comprehensive earnings (loss) attributable to Liberty Global shareholders	$(1,270.2)	$40.1	$—	$(1,230.1)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net loss	$(333.8)	$(38.9)	$—	$(372.7)
Adjustments to reconcile net loss to net cash provided by operating activities:
Share-based compensation expense	67.2	1.8	—	69.0
Inter-group fees and allocations	(2.1)	2.1	—	—
Depreciation and amortization	1,383.2	52.3	—	1,435.5
Impairment, restructuring and other operating items, net	18.7	5.7	—	24.4
Amortization of deferred financing costs and non-cash interest accretion	18.8	1.2	—	20.0
Realized and unrealized losses on derivative instruments, net	364.0	144.7	—	508.7
Foreign currency transaction gains, net	(251.4)	(87.6)	—	(339.0)
Realized and unrealized losses due to changes in fair values of certain investments, net	268.2	—	—	268.2
Losses on debt modification and extinguishment, net	4.3	—	—	4.3
Deferred income tax expense (benefit)	(124.6)	6.1	—	(118.5)
Excess tax benefit from share-based compensation	(1.8)	—	—	(1.8)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	(391.7)	(17.5)	—	(409.2)
Net cash provided by operating activities	1,019.0	69.9	—	1,088.9

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(1,341.2)	—	—	(1,341.2)
Capital expenditures	(587.1)	(50.0)	—	(637.1)
Investments in and loans to affiliates and others	(26.0)	(0.3)	—	(26.3)
Inter-group payments, net	(0.5)	(6.8)	7.3	—
Other investing activities, net	75.5	1.6	—	77.1
Net cash used by investing activities	$(1,879.3)	$(55.5)	$7.3	$(1,927.5)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2016
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$2,642.0	$—	$—	$2,642.0
Repayments and repurchases of debt and capital lease obligations	(1,593.5)	(0.1)	—	(1,593.6)
Repurchase of Liberty Global ordinary shares	(191.6)	—	—	(191.6)
Change in cash collateral	117.7	—	—	117.7
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(97.8)	—	—	(97.8)
Net cash paid related to derivative instruments	(32.0)	—	—	(32.0)
Payment of financing costs and debt premiums	(27.2)	(0.4)	—	(27.6)
Inter-group receipts, net	6.8	0.5	(7.3)	—
Other financing activities, net	(34.1)	(0.2)	—	(34.3)
Net cash provided (used) by financing activities	790.3	(0.2)	(7.3)	782.8

Effect of exchange rate changes on cash	47.3	6.9	—	54.2

Net increase (decrease) in cash and cash equivalents	(22.7)	21.1	—	(1.6)
Cash and cash equivalents:
Beginning of period	707.6	274.5	—	982.1
End of period	$684.9	$295.6	$—	$980.5

Cash paid for interest	$755.9	$63.7	$—	$819.6
Net cash paid for taxes	$110.8	$4.3	$—	$115.1

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from operating activities:
Net earnings (loss)	$(556.1)	$34.4	$—	$(521.7)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Share-based compensation expense	72.5	(1.1)	—	71.4
Depreciation and amortization	1,399.2	52.2	—	1,451.4
Impairment, restructuring and other operating items, net	11.9	5.1	—	17.0
Amortization of deferred financing costs and non-cash interest accretion	17.6	0.9	—	18.5
Realized and unrealized gains on derivative instruments, net	(539.1)	(79.4)	—	(618.5)
Foreign currency transaction losses, net	993.2	42.4	—	1,035.6
Realized and unrealized gains due to changes in fair values of certain investments, net	(151.4)	—	—	(151.4)
Losses on debt modification and extinguishment, net	274.5	—	—	274.5
Deferred income tax benefit	(186.9)	(0.3)	—	(187.2)
Excess tax benefit from share-based compensation	(16.8)	(3.2)	—	(20.0)
Changes in operating assets and liabilities, net of the effects of acquisitions and dispositions	35.3	(31.0)	—	4.3
Net cash provided by operating activities	1,353.9	20.0	—	1,373.9

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(3.3)	—	—	(3.3)
Capital expenditures	(611.4)	(49.8)	—	(661.2)
Investments in and loans to affiliates and others	(122.3)	(0.4)	—	(122.7)
Inter-group receipts, net	—	1.6	(1.6)	—
Other investing activities, net	11.9	0.3	—	12.2
Net cash used by investing activities	$(725.1)	$(48.3)	$(1.6)	$(775.0)

LIBERTY GLOBAL PLC
ATTRIBUTED STATEMENT OF CASH FLOWS INFORMATION — (Continued)
Three months ended March 31, 2015
(unaudited)

	Attributed to:
	Liberty Global Group	LiLAC Group	Inter-group eliminations	Consolidated Liberty Global
	in millions
Cash flows from financing activities:
Borrowings of debt	$6,695.2	$—	$—	$6,695.2
Repayments and repurchases of debt and capital lease obligations	(6,542.8)	(0.2)	—	(6,543.0)
Repurchase of Liberty Global ordinary shares	(425.9)	—	—	(425.9)
Change in cash collateral	61.8	—	—	61.8
Net cash paid associated with call option contracts on Liberty Global ordinary shares	(122.9)	—	—	(122.9)
Net cash paid related to derivative instruments	(486.5)	—	—	(486.5)
Payment of financing costs and debt premiums	(269.8)	—	—	(269.8)
Inter-group payments, net	(1.6)	—	1.6	—
Other financing activities, net	(22.6)	3.1	—	(19.5)
Net cash provided (used) by financing activities	(1,115.1)	2.9	1.6	(1,110.6)

Effect of exchange rate changes on cash	(14.7)	(1.7)	—	(16.4)

Net decrease in cash and cash equivalents	(501.0)	(27.1)	—	(528.1)
Cash and cash equivalents:
Beginning of period	1,051.4	107.1	—	1,158.5
End of period	$550.4	$80.0	$—	$630.4

Cash paid for interest	$613.5	$58.9	$—	$672.4
Net cash paid for taxes	$116.9	$6.1	$—	$123.0

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information
March 31, 2016
(unaudited)

(1)	Attributed Financial Information
The terms “LiLAC Group” and “Liberty Global Group” do not represent separate legal entities, rather they represent those businesses, assets and liabilities that have been attributed to each group. The LiLAC Group comprises our businesses, assets and liabilities in Latin America and the Caribbean and has attributed to it (i) VTR Finance and its subsidiaries, which include VTR, (ii) Lila Chile Holding B.V. (Lila Chile Holding), which is the parent entity of VTR Finance, (iii) LiLAC Holdings and its subsidiaries, which include Liberty Puerto Rico, (iv) LGE Coral and its subsidiary, which were formed in anticipation of the acquisition of CWC and (v) prior to July 1, 2015, the LiLAC Corporate Costs. Effective July 1, 2015, the LiLAC Corporate Costs were transferred to LiLAC Holdings. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Ziggo Group Holding, Unitymedia, Telenet, UPC Holding, our corporate entities (excluding the LiLAC Corporate Costs) and certain other less significant entities. Accordingly, the accompanying attributed financial information for the Liberty Global Group and the LiLAC Group includes the assets, liabilities, revenue, expenses and cash flows of the respective entities within each group. Any business that we may acquire in the future that we do not attribute to the LiLAC Group will be attributed to the Liberty Global Group.
Our board of directors is vested with discretion to reattribute businesses, assets and liabilities that are attributed to either the Liberty Global Group or the LiLAC Group to the other group, without the approval of any of our shareholders, and may use the liquidity of one group to fund the liquidity and capital resource requirements of the other group. Accordingly, shareholders may have difficulty evaluating the future prospects and liquidity and capital resources of each group.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2016
(unaudited)

(2) Income Taxes
We generally have accounted for income taxes for the Liberty Global Group and the LiLAC Group in the accompanying attributed financial information on a separate return basis, as adjusted to reflect the consolidated view of the tax asset, liability, benefit or expense (tax attribute) of each group. Accordingly, except as otherwise noted below, any tax attribute associated with an entity attributed to the Liberty Global Group has been allocated to the Liberty Global Group and any tax attribute associated with an entity attributed to the LiLAC Group has been allocated to the LiLAC Group.
Liberty Global owns consolidated interests in a number of entities that are included in combined or consolidated tax returns, including tax returns in the Netherlands (the Dutch Fiscal Unity), the U.K. (the U.K. Tax Group) and the U.S (the U.S. Tax Group). Different members of the Liberty Global Group file combined tax returns for the Dutch Fiscal Unity, U.K. tax returns, where sharing of certain tax attributes is permitted, and consolidated tax returns for the U.S. Tax Group. Certain entities included in the Dutch Fiscal Unity, the U.K. Tax Group and the U.S. Tax Group are attributed to the LiLAC Group. As a result, we record inter-group tax allocations to recognize changes in the tax attributes of certain members of the LiLAC Group that are included in the Dutch Fiscal Unity, the U.K. Tax Group or the U.S. Tax Group. Prior to July 1, 2015, the inter-group tax allocations reflected in the attributed financial information were not cash settled and were not the subject of tax sharing agreements. Accordingly, inter-group tax allocations prior to July 1, 2015 are reflected in the attributed financial information as adjustments of equity. Following the adoption of the tax sharing policy described below, certain inter-group tax allocations are expected to be cash settled.
Effective July 1, 2015 (the date we distributed the LiLAC Shares), the allocation of tax attributes between the Liberty Global Group and the LiLAC Group is based on a tax sharing policy. This tax sharing policy, which may be changed in future periods at the discretion of the board of directors of Liberty Global, generally results in the allocation of Liberty Global’s tax attributes to the Liberty Global Group and the LiLAC Group based on the tax attributes of the legal entities attributed to each of the groups. Nevertheless, to the extent that Liberty Global management concludes that the actions or results of one group give rise to changes in the tax attributes of the other group, the change in those tax attributes are generally allocated to the group whose actions or results gave rise to such changes. Similarly, in cases where legal entities in one group join in a common tax filing with members of the other group, changes in the tax attributes of the group that includes the filing entity that are the result of the actions or financial results of one or more members of the other group are allocated to the group that does not include the filing entity. For periods beginning on and after July 1, 2015, we will record non-interest bearing inter-group payables and receivables in connection with the allocation of tax attributes. These inter-group payables and receivables are expected to be cash settled annually within 90 days following the filing of the relevant tax return to the extent that tax assets are utilized or taxable income is included in the return for the applicable taxable year. In the case of allocated tax assets, inter-group payables and receivables will only be recorded to the extent that the realization by the ultimate tax-paying entity is considered to be more-likely-than-not. At March 31, 2016, we do not believe that it is more-likely-than-not that we will realize the tax assets of the Dutch Fiscal Unity. To the extent that tax assets are not utilized in the year generated, the related receivables and payables will remain outstanding until such time as the underlying tax assets are utilized.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2016
(unaudited)

Liberty Global Group
Income tax benefit attributable to our loss before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following factors:

	Liberty Global Group
	Three months ended March 31,
	2016	2015
	in millions

Computed “expected” tax benefit (a)	$74.1	$131.6
Change in valuation allowances (b):
Decrease	(232.2)	(221.1)
Increase	126.5	(1.1)
Tax effect of intercompany financing	38.1	38.2
International rate differences (b) (c):
Increase	32.1	90.3
Decrease	(6.3)	(10.4)
Non-deductible or non-taxable foreign currency exchange results (b):
Increase	18.6	69.5
Decrease	(1.3)	(8.7)
Recognition of previously unrecognized tax benefits	15.0	8.9
Non-deductible or non-taxable interest and other expenses (b):
Decrease	(21.7)	(33.5)
Increase	9.9	11.2
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates (b):
Decrease	(21.9)	—
Increase	11.3	14.5
Other, net	(5.3)	4.4
Total income tax benefit	$36.9	$93.8
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 20.0% and 20.25% for the three months ended March 31, 2016 and 2015, respectively. During 2015, the U.K. enacted legislation that will change the corporate income tax rate from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020. Substantially all of the impact of these rate changes on our deferred tax balances was recorded in the fourth quarter of 2015 when the change in law was enacted.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2016
(unaudited)

LiLAC Group
Income tax benefit (expense) attributable to our earnings (loss) before income taxes differs from the amounts computed using the applicable income tax rate as a result of the following:

	LiLAC Group
	Three months ended March 31,
	2016	2015
	in millions

Computed “expected” tax benefit (expense) (a)	$10.2	$(10.2)
Change in valuation allowances (b):
Increase	7.2	2.1
Decrease	(1.4)	(4.9)
Foreign taxes	(3.4)	(0.1)
International rate differences (b) (c):
Increase	3.1	1.0
Decrease	(0.3)	(2.0)
Basis and other differences in the treatment of items associated with investments in subsidiaries and affiliates	(1.8)	(1.0)
Other, net	(1.6)	(0.8)
Total income tax benefit (expense)	$12.0	$(15.9)
_______________

(a)
The statutory or “expected” tax rates are the U.K. rates of 20.0% and 20.25% for the three months ended March 31, 2016 and 2015, respectively. During 2015, the U.K. enacted legislation that will change the corporate income tax rate from the current rate of 20.0% to 19.0% in April 2017 and 18.0% in April 2020. Substantially all of the impact of these rate changes on our deferred tax balances was recorded in the fourth quarter of 2015 when the change in law was enacted.

(b)	Country jurisdictions giving rise to increases are grouped together and shown separately from country jurisdictions giving rise to decreases.

(c)	Amounts reflect adjustments (either an increase or a decrease) to “expected” tax benefit for statutory rates in jurisdictions in which we operate outside of the U.K.

(3)	Allocated Expenses
Prior to July 1, 2015, we did not allocate any of the costs of the Liberty Global Group’s corporate functions to the LiLAC Group. Following the July 1, 2015 distribution of the LiLAC Shares, we began to allocate a portion of these costs, excluding share-based compensation expense, to the LiLAC Group based primarily on the estimated percentage of time spent by corporate personnel providing services for each group. The allocated amount, which is cash settled and is periodically re-evaluated, is presented as inter-group fees and allocations in the attributed statement of operations information.
The share-based compensation expense reflected in the accompanying attributed statement of operations information is based on the share incentive awards held by the employees of the respective entities comprising the Liberty Global Group and the LiLAC Group.
The income tax benefit and expense of the Liberty Global Group and the LiLAC Group includes inter-group tax allocations. For additional information concerning our inter-group tax allocations, see note 2 to this attributed financial information.
While we believe that our allocation methodologies are reasonable, we may elect to change these allocation methodologies or the percentages used to allocate operating and SG&A expenses in the future.

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2016
(unaudited)

(4)	Inter-group Transactions
Inter-group Interests
In April 2016, Liberty Global and CWC each received shareholder approval for our acquisition of CWC, which, pending court sanction of the scheme of arrangement, is expected to be completed on May 16, 2016. Following completion of the acquisition, we intend to attribute CWC to the LiLAC Group, with the Liberty Global Group being granted an inter-group interest in the LiLAC Group. Based on the fully-diluted numbers of Liberty Global Shares, LiLAC Shares and CWC shares outstanding on November 16, 2015, after giving effect to the acquisition and such attribution, and treating the Liberty Global Group’s inter-group interest in the LiLAC Group as being represented by additional LiLAC Shares, Liberty Global Group shareholders would have had an approximate 67.4% ownership interest in the LiLAC Group.

Lila Chile Note
On July 11, 2014, Lila Chile Holding and Liberty Global Holding B.V. (Liberty Global Holding), an entity attributed to the Liberty Global Group, entered into a loan agreement (the Lila Chile Note). At March 31, 2016 and December 31, 2015, Liberty Global Holding owed Lila Chile Holding $8.3 million and $1.1 million, respectively, in principal pursuant to the Lila Chile Note. The Lila Chile Note bears interest at 5.9% per annum and has a repayment date of July 11, 2022. The principal and accrued interest on the Lila Chile Note are included in the LiLAC Group’s other assets, net, and the Liberty Global Group’s long-term debt and capital lease obligations in the attributed balance sheet information. Accrued and unpaid interest is generally transferred to the principal balance on January 1 of each year. The net increase in the Lila Chile Note during the three months ended March 31, 2016 includes (i) cash loans of $6.8 million and (ii) the transfer of $0.4 million in non-cash accrued interest to the principal balance.

(5)	Commitments
In the normal course of business, we have entered into agreements that commit our company to make cash payments in future periods with respect to programming contracts, network and connectivity commitments, purchases of customer premises and other equipment and services, non-cancellable operating leases and other items. The following table sets forth the U.S. dollar equivalents of such commitments as of March 31, 2016:

	Payments due during:
	Remainder of 2016
		2017	2018	2019	2020	2021	Thereafter	Total
	in millions
Liberty Global Group:
Programming commitments	$767.8	$923.4	$732.0	$288.0	$7.5	$5.7	$0.2	$2,724.6
Network and connectivity commitments	691.4	232.3	111.7	75.2	61.9	53.4	905.4	2,131.3
Purchase commitments	1,004.4	237.7	124.0	53.9	44.6	15.1	62.3	1,542.0
Operating leases	116.8	123.8	103.1	80.8	62.3	50.4	229.2	766.4
Other commitments	91.8	50.0	32.4	26.9	13.3	14.4	8.5	237.3
Total (a)	$2,672.2	$1,567.2	$1,103.2	$524.8	$189.6	$139.0	$1,205.6	$7,401.6

LiLAC Group:
Programming commitments	$52.9	$48.1	$48.6	$11.3	$3.8	$1.4	$0.6	$166.7
Network and connectivity commitments	21.4	26.0	28.0	22.9	1.2	1.2	3.4	104.1
Operating leases	11.9	15.7	14.0	9.6	6.6	5.7	13.5	77.0
Purchase commitments	5.9	—	—	—	—	—	—	5.9
Total (a)	$92.1	$89.8	$90.6	$43.8	$11.6	$8.3	$17.5	$353.7
_______________

LIBERTY GLOBAL PLC
Notes to Attributed Financial Information — (Continued)
March 31, 2016
(unaudited)

(a)	The commitments included in this table do not reflect any liabilities that are included in our March 31, 2016 attributed balance sheet information.